                                                                    EXHIBIT 12.2

                          ARCHSTONE COMMUNITIES TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)


                                                                 Six Months Ended
                                                                      June 30,
                                                              ------------------------         --------
                                                                1999            1998             1998
                                                              --------         -------         --------
Earnings from operations............................          $ 81,745         $57,347         $133,926
Add:
  Interest expense..................................            56,041          31,629           83,350
                                                              --------         -------         --------
Earnings as adjusted................................          $137,786         $88,976         $217,276
                                                              ========         =======         ========
Combined fixed charges and Preferred Share dividends:
  Interest expense..................................          $ 56,041         $31,629         $ 83,350
  Capitalized interest..............................            17,739          11,078           29,942
                                                              --------         -------         --------
     Total fixed charges............................          $ 73,780         $42,707         $113,292
                                                              --------         -------         --------
  Preferred Share dividends.........................            11,306           9,469           20,938
                                                              --------         -------         --------
Combined fixed charges and Preferred Share dividends          $ 85,086         $52,176         $134,230
                                                              ========         =======         ========
Ratio of earnings to combined charges and Preferred
 Share dividends....................................               1.6             1.7              1.6
                                                              ========         =======         ========


                                                                Twelve Months Ended December 31,
                                                           ---------------------------------------------------
                                                             1997/(1)/        1996         1995         1994
                                                           ----------        --------     --------     -------
Earnings from operations............................          $24,686        $ 94,089     $ 81,696     $46,719
Add:
  Interest expense..................................           61,153          35,288       19,584      19,442
                                                              -------        --------     --------     -------
Earnings as adjusted................................          $85,839        $129,377     $101,280     $66,161
                                                              =======        ========     ========     =======
Combined fixed charges and Preferred Share dividends
  Interest expense..................................          $61,153        $ 35,288     $ 19,584     $19,442
  Capitalized interest..............................           17,606          16,941       11,741       6,029
                                                              -------        --------     --------     -------
     Total fixed charges............................          $78,759        $ 52,229     $ 31,325     $25,471
                                                              -------        --------     --------     -------
  Preferred Share dividends.........................           19,384          24,167       21,823      16,100
                                                              -------        --------     --------     -------
Combined fixed charges and Preferred Share dividends          $98,143        $ 76,396     $ 53,148     $41,571
                                                              =======        ========     ========     =======
Ratio of earnings to combined charges and Preferred
 Share dividends....................................              0.9             1.7          1.9         1.6
                                                              =======        ========     ========     =======

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 would be 1.6.